Exhibit 99.1

Appleton Papers Inc. Announces Consideration to be Paid in Connection with its Tender Offer and Consent Solicitation for its Outstanding 12 1/2% Senior Subordinated Notes Due 2008

(Appleton, Wis., June 7, 2004) Appleton Papers Inc. ("Appleton") announced today that it has determined the consideration to be paid in connection with its previously announced cash tender offer (the "Offer") and consent solicitation relating to its outstanding 12 1/2% Senior Subordinated Notes due 2008 (the "Notes). The Offer and consent solicitation are subject to the terms and conditions set forth in Appleton's Offer to Purchase and Consent Solicitation Statement dated May 12, 2004 (the "Offer to Purchase").

The total consideration for the Notes, which will be payable in respect of Notes accepted for payment that were validly tendered with consents on or prior to 5:00 p.m., New York City time, on Tuesday, May 25, 2004, (the "Consent Date") and not withdrawn, will be $1,192.78 for each $1,000 principal amount of Notes. Notes accepted for payment that are validly tendered and not withdrawn subsequent to the Consent Date but on or prior to 12:00 midnight, New York City time, on the evening of Wednesday, June 9, 2004, (the "Expiration Date," which date may be extended or earlier terminated), will receive the purchase price of $1,162.78 for each $1,000 principal amount of Notes accepted for payment in the Offer, which is equal to the total consideration minus the consent payment of $30 per $1,000 principal amount of Notes. In addition to the total consideration or purchase price payable in respect of Notes purchased in the Offer and consent solicitation, Appleton will pay accrued and unpaid interest up to but not including the payment date for Notes purchased in the Offer.

Under the terms of the Offer for the Notes, the total consideration for each $1,000 principal amount of Notes tendered was determined on the second business day prior to the Expiration Date (which business day was today, June 7, 2004). The total consideration was calculated by taking the present value as of the payment date of (A) $1,062.50, which is the redemption price applicable to the Notes on December 15, 2005, the first date on which the Notes may be redeemed, and (B) the present value of the interest that would accrue on the Notes so tendered from and including the payment date up to, but not including, the earliest redemption date, in each case determined based on standard market practice on the basis of a yield to such date equal to the sum of (x) the yield to maturity on the 1.875% U.S. Treasury Note due November 30, 2005, plus (y) a fixed spread of 100 basis points.

Bear, Stearns & Co. Inc. and UBS Securities LLC are the dealer managers and solicitation agents for the tender offer. Questions or requests for assistance may be directed to Bear, Stearns & Co. Inc. (telephone: 877-696-BEAR) or UBS Securities LLC (telephone:  888-722-9552 x 4210 or (203) 719-4210).

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Appleton announces consideration to be paid                                        page 2

About Appleton

Appleton uses ideas that make a difference to create product solutions through its development and use of coating formulations and applications, encapsulation technology, and specialized and secure print services. Appleton produces carbonless, thermal, security, inkjet and performance packaging products. Appleton is headquartered in Appleton, Wisconsin, and has manufacturing operations in Wisconsin, Ohio, Pennsylvania, and the United Kingdom, employs approximately 3,300 people, and is 100 percent ESOP-owned.

Notice regarding forward-looking statements

Statements in this press release concerning future events are forward-looking statements and are subject to certain risks and uncertainties. These forward-looking statements may be significantly impacted, either positively or negatively, by various factors, including without limitation, economic, bank, equity and debt market conditions, changes in laws or regulations, regulatory approvals, the availability of financing, competition and business conditions in Appleton's industry. Additional information concerning potential factors that could affect Appleton's financial condition or results of operations is included in Appleton's filings with the Securities and Exchange Commission, including without limitation, its Form 10-K for Appleton's fiscal year ended January 3, 2004. Appleton disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Appleton is a wholly owned subsidiary of Paperweight Development Corp. Paperweight Development Corp. has guaranteed Appleton's senior credit facilities and senior subordinated notes.

Media Contact:	Bill Van Den Brandt Manager, Corporate Communications 920-991-8613 bvandenbrandt@appletonideas.com